EX-23.1                                               CONSENT OF COUNSEL

                             James DeOlden, Esq.
                          Law Offices of James DeOlden
                       15375 Barranca Parkway, Suite I-101
                            Irvine, California 92618
                                  (949) 450-9943


February 17, 2004

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Global Diversified Industries, Inc. - Form S-8

Dear Sir/Madame:

I have acted as counsel to Global Diversified Industries, Inc., a Nevada corporation ("Company"), in connection with its Registration Statement on Form S-8 relating to the registration of Two Million Shares (2,000,000) shares of its common stock ("Shares"), $0.001 par value per Share, which are issuable pursuant to the Company's Employee Stock Incentive Plan, and the registration of Three Million Shares (3,000,000) Shares which are issuable pursuant to the Company's Retainer Stock Plan for Non-Employee Directors and Consultants. I hereby consent to all references to my firm included in this Registration Statement, including the opinion of legality.

Sincerely,


/s/  James DeOlden, Esq.
James DeOlden, Esq.